Rise Gold to Assert its Vested Right to Mine at the Idaho-Maryland

August 24, 2023 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company" or "Rise Gold") reports that it intends to assert its vested right to mine at the Idaho-Maryland-Brunswick Mine (the "IM Mine") which is located on the Company's private surface land and subsurface mineral estate.  The vested right is for the entire gold production business that was historically operated by the Company's' predecessor, the Idaho Maryland Mines Corporation, which produced up to 129,000 oz of gold per year.

The County of Nevada has publicly announced that the Board of Supervisors will hold a public hearing regarding the Company's petition asserting its vested right (the "Petition") in late October of this year. A decision on the Petition is not discretionary, rather the Board of Supervisors must decide whether to confirm the vested rights by reviewing the historical facts in light of how the California Supreme Court has interpreted the relevant legal principles. The Use Permit hearing, previously scheduled for October 2nd and 3rd, will be rescheduled to early December of this year, if necessary.

Under California law, a "vested right" is the right to continue an activity that existed lawfully before a zoning restriction became effective even though that use is not in conformity with the ordinance when it continues thereafter. On September 10th, 1954, the County of Nevada approved Ordinance No. 196, the Nevada County Zoning Enabling Ordinance. The mineral production business that was being operated on the property by the Idaho Maryland Mines Corporation became a non-conforming use and vested at that time. Evidence that the IM Mine was in operation in 1954 is clear and indisputable. In addition, the Company's legal experts are confident, based on the historical evidence and California law, that the vested right to mine has not been abandoned.

The conditions imposed by the Bretton Woods Agreement & System1, with a fixed price of gold and high cost inflation, resulted in the suspension of mining activity in 1957. Under California law, cessation of use alone does not constitute abandonment of a vested right, and extensive evidence exists showing that the vested right to mine has never been abandoned. This evidence includes a previous determination of a vested mining right for the IM Mine by the County of Nevada in 1980, preservation of mineral rights by previous owners, and over $60 million in capital raised for the purpose of developing and reopening the IM Mine from 1987 to present.

1 The Bretton Woods Agreement and System fixed the dollar to gold at the existing parity of US$35 per ounce, while all other currencies had fixed, but adjustable, exchange rates to the dollar. Unlike the classical Gold Standard, capital controls were permitted to enable governments to stimulate their economies without suffering from financial market penalties. The result was that, due to cost inflation, the real price of gold fell by approximately 50% from 1941 to 1954.

The definitive decision on Vested Mining Rights in California is the California Supreme Court case Hansen Brothers Enterprises, Inc. v. Board of Supervisors of Nevada County (1996) 12 Cal. 4th 540 ("Hanson Brothers"). In Hanson Brothers, the California Supreme Court articulated several key principles relevant to Rise Gold's vested right.

1) In determining the use to which the land was being put at the time the use became nonconforming, the overall business operation must be considered. Unless an independent aspect of the business has been permanently discontinued, the vested use may not be broken down into component parts and a vested rights recognized for less than the entire business operation.

2) Cessation of use alone does not constitute abandonment. Abandonment of a nonconforming use ordinarily depends upon a concurrence of two factors: (1) A subjective intent to abandon; and (2) an overt act, or failure to act, which objectively carries the implication the owner does not claim or retain any interest in the right to the nonconforming use.

3) A party entitled to a nonconforming use has a right to engage in uses normally incidental and auxiliary to the nonconforming use.  Furthermore, open areas in connection with an improvement existing at the time of the adoption of zoning regulations are exempt from the same regulations as a nonconforming use if the open areas were in use or partially used in connection with the use existing when the regulations were adopted.

4) In extractive operations, the right of normal expansion of a nonconforming use includes extending the mining aspect of the business to those other areas of the property owned at the vesting date into which the owners had then objectively manifested an intent to mine in the future.

5) A gradual and natural increase in a lawful, nonconforming use of a property would not be considered an impermissible enlargement or intensification of the use.

The Company is currently finalizing the detailed Petition outlining its vested rights. This Petition will contain extensive evidence and legal analysis and will be provided to the public upon submission to the Board of Supervisors.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

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Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to, among other things, its ongoing business operations.  These risks are related to a number of factors including, without limitation, obtaining all necessary regulatory approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. The Company undertakes no obligation to update forward-looking statements or information except as required by law.